Exhibit 23.2

CONSENT OF HANSEN, BARNETT & MAXWELL
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Solar Power, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report dated March 29, 2006, with respect to the financial statements of Solar Power, Inc., formerly knows as Welund Fund, Inc., in its Registration Statement on Form SB-2 relating to the registration of 18,833,334 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL

HANSEN, BARNETT & MAXWELL
Salt Lake City, Utah
January 16, 2007